Exhibit 99.1

CCG Investor Relations 10960 Wilshire Boulevard Suite 2050 Los Angeles, California 90024 (310) 231-8600 ext. 103 Crocker Coulson, President Elaine Ketchmere, Partner	Perini Corporation 73 Mount Wayte Ave Framingham, MA 01701 (508) 628-2295 Michael E. Ciskey, Vice President & Chief Financial Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q2 2007 Results

•	Q2 revenues of $1.15 billion, up 62% from 2006
•	Q2 net income of $27.6 million, up 505% from 2006
•	Year-to-date net income of $50.2 million; diluted EPS of $1.84 per share
•	Increases 2007 guidance

Framingham, MA – August 7, 2007 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the second quarter ended June 30, 2007.

Second Quarter Results

Revenues from construction operations were $1.15 billion for the second quarter of 2007, as compared to revenues of $712 million reported for the second quarter of 2006. The increase in revenues is due primarily to an increased volume of work in the hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005 which are now well into the construction phase.

Net income was $27.6 million for the second quarter of 2007, as compared to second quarter net income of $4.6 million in 2006. Diluted earnings per common share were $1.01 for the second quarter of 2007, as compared to $0.16 for the second quarter of 2006.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to report the largest quarter for revenues and net income in the 113-year history of the Company, led again by our building and management services segments. The increase in our revenues and profit continues to primarily reflect the conversion of our substantial building segment backlog into revenues and profit as anticipated. In addition, our backlog of $8.7 billion remains near its all-time record level. Given the visibility provided from this backlog, we continue to look forward to what we anticipate will be a record year in 2007 for revenues and earnings per share.”

Six Month Results

Revenues from construction operations were $2.14 billion for the first six months of 2007, as compared to revenues of $1.33 billion for the first six months of 2006. The increase in revenues is due primarily to an increased volume of work in the hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005.

For the first six months of 2007, net income was $50.2 million, as compared to $12.7 million for the first six months of 2006. Diluted earnings per common share were $1.84 for the first six months of 2007, as compared to $0.46 for the first six months of 2006.

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August 7, 2007	Perini Q2 Results	Page 2

Backlog at $8.7 Billion

The backlog of uncompleted construction work at June 30, 2007 was $8.7 billion, a 2.6% increase from the backlog of $8.5 billion reported at December 31, 2006. The June 30, 2007 backlog includes new contract awards and adjustments to contracts in process added during the second quarter of 2007 totaling $1.3 billion, which includes approximately $960 million of additional work in the hospitality and gaming market in Las Vegas and California, as well as approximately $300 million in various new awards at Rudolph & Sletten including the healthcare and office building markets.

Financial Condition Remains Strong in 2007

The Company’s financial condition remained strong at June 30, 2007. Working capital increased to $235.8 million at June 30, 2007, from $194.0 million at December 31, 2006. The Company improved its solid base of shareholders’ equity to $306.3 million at June 30, 2007. In addition, the Company has $113.5 million available to borrow under its credit facility at June 30, 2007. The Company believes its strong financial position and credit arrangements are adequate to support its substantial backlog.

Outlook

As a result of the strong performance in the first six months by the building and management services segments, the Company is increasing its guidance for 2007 revenues from a range of $4.0 to $4.2 billion to a range of $4.1 to $4.3 billion, and diluted earnings per share from a range of $2.40 to $2.60 to a range of $2.80 to $3.00.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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August 7, 2007	Perini Q2 Results	Page 3

Perini Corporation (NYSE) Summary of Consolidated Earnings (Unaudited) (In Thousands of Dollars)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Revenues:
Building	$1,052,729	$ 586,650	$ 1,939,584	$ 1,070,372
Civil	63,128	71,601	120,231	142,335
Management services	35,763	54,211	79,161	112,518
TOTAL REVENUES	$1,151,620	$ 712,462	$ 2,138,976	$ 1,325,225

Gross profit	$ 64,902	$ 37,016	$ 122,799	$ 69,338
General and administrative expenses	24,181	28,543	49,338	46,414
Income from construction operations	40,721	8,473	73,461	22,924
Other income, net	2,800	250	5,156	673
Interest expense	(431)	(920)	(1,121)	(1,867)
Income before income taxes	43,090	7,803	77,496	21,730
Provision for income taxes	(15,512)	(3,242)	(27,265)	(9,079)
NET INCOME	$ 27,578	$ 4,561	$ 50,231	$ 12,651

Less: Dividends accrued on Preferred Stock	--	(68)	--	(166)
Excess of fair value over carrying value upon redemption
of Preferred Stock	--	(253)	--	(253)
Total available for common stockholders	$ 27,578	$ 4,240	$ 50,231	$ 12,232

BASIC EARNINGS PER COMMON SHARE	$ 1.03	$ 0.16	$ 1.88	$ 0.47

DILUTED EARNINGS PER COMMON SHARE	$ 1.01	$ 0.16	$ 1.84	$ 0.46

Weighted average common shares outstanding:
Basic	26,713	26,182	26,676	26,137
Effect of dilutive stock options, warrants and
restricted stock units outstanding	668	503	575	523
Diluted	27,381	26,685	27,251	26,660

Selected Balance Sheet Data (Unaudited)

(In Thousands of Dollars)

	June 30,	December 31,
	2007	2006
Total assets	$ 1,402,788	$ 1,195,992
Working capital	$ 235,843	$ 193,952
Long-term debt, less current maturities	$ 16,116	$ 34,135
Stockholders' equity	$ 306,260	$ 243,859

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